Exhibit 99.1


                              [OXiGENE LETTERHEAD]




[Name]
[Address]



Dear [Name]:

OXiGENE, Inc. is pleased to inform its Warrantholders that, as more fully set forth in the accompanying prospectus, certain terms of the Warrants have been amended, including: (a) at 5:00 p.m., New York City time on August 26, 1998, with no action required to be taken by the holders of the Warrants, the original expiration date of the Warrants (August 26, 1998) (the "Original Expiration Date") will be extended to 5:00 p.m., New York City time, December 31, 1999, (b) each Warrant will be exercisable on and after August 26, 1998, for 1.07 shares of Common Stock at a price of $14.35 (i.e., the exercise price currently in effect), subject only to adjustment after that date in accordance with the anti-dilution provisions set forth in the Warrant Agreement (which are not being amended), and (c) the Company has the right, but not the obligation, at any time after the Original Expiration Date, to redeem, at any time or from time to time, any or all of the Warrants; provided, however, that outstanding Warrants can be called for redemption by the Company only if (i) the average trading price of the shares of the Company's Common Stock, as reported by the National Market of the NASDAQ Stock Market, Inc.SM ("NASDAQ"), for any period of ten consecutive trading days (not including any days on which there are no purchases or sales of Common Stock but the NASDAQ is open for trading) has been not less than $16.00 per share, and (ii) the Company has given not less than 20 days written notice to the Warrantholders indicating the Company's election to exercise its call for redemption of Warrants. All other terms and conditions applicable to the Warrants remain unchanged and no action is required to be taken on your part.

If you have any questions regarding these changes, you may contact Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York, 10022, (888) 750-5834.

Best regards,

OXiGENE, Inc.


By:  ____________________________
         Name:
         Title: